Exhibit 6.3

New York Bodega Cats, Inc. / The Crown League, LLC

SHARE ACQUISITION LOAN

$125,000	April __, 2019
Park City, Utah

In exchange for 416,600 Class A Units (the “Class A Units”) of The Crown League, LLC, a Delaware limited liability company (the “Holder”), the New York Bodega Cats, Inc., a Delaware corporation, (“Debtor”), promises to pay to Holder the principal sum of $125, 000.00, plus all interest that accrues hereon (the “Note”).

1.     Interest. Simple interest shall accrue on the outstanding principal balance of this Note at a rate equal to Two Percent (2%) per annum and shall be payable at the Maturity Date.

2.     Payment Terms. This Note shall be payable on or before December 31, 2020 (the “Maturity Date”). Debtor may prepay this Note, in whole or in part, and at any time, without notice, premium or penalty.

3.     Priority of Payments. If Debtor engages in any offering of its securities, including, but not limited to, its currently contemplated Regulation A offering, Debtor shall use the net proceeds from such issuance, after the deduction of offering expenses, to make payments on the Note before using them for any other purpose, including, but not limited to, payments in respect of operating expenses, and the payment of dividends. Any payments made by Debtor to Holder in respect of the Note shall be applied by Holder (1) first, to satisfy any accrued and unpaid interest due hereunder, and (2) second, to satisfy any outstanding principle due hereunder.

4.     Default.

a.       Events of Default. The entire amount due under this Note shall immediately and automatically accelerate and become due and payable in full, if (a) Debtor fails to cure any material default (or breach of representations, warranties or covenants) under this Note, within ten (10) days after Holder provides Debtor with written notice of such default (or within five (5) days in the event of a failure to make any payment due under this Note); or (b) proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Debtor or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Debtor or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered, and such case or proceeding shall not be dismissed or discharged within 60 days of commencement; or (c) Debtor (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of its or any of its creditors, (iii) is dissolved or liquidated in full or in part, or (iv) institutes proceedings to be adjudicated a bankrupt or insolvent, or has consented to the institution of bankruptcy or insolvency proceedings against it (each an “Event of Default”).

b.       Share Transfer Right.  Upon an Event of Default, at Holder’s option, Debtor shall transfer to Holder any portion of the 95,000 shares of Debtor’s common stock which Debtor is seeking to sell in its currently pending Regulation A Offering (the “Offering”), that has not been sold at the time of such Event of Default (the “Unsold Shares”).  If Holder demands the transfer of such Unsold Shares and sells all of the Unsold Shares within 90 days after Debtor completes the transfer of such Unsold Shares to Holder, the net proceeds received by Holder from such sale shall be applied as described in paragraph 3. If, after the application of such proceeds, there remains a balance owed by Debtor to Holder hereunder, Debtor shall remain liable for paying the remaining balance due hereunder. If Holder demands the transfer of such Unsold Shares and has not sold all of the Unsold Shares within 90 days after Debtor completes the transfer of such Unsold Shares to Holder, any remaining unpaid balance due hereunder shall be forgiven.

c.       Remedies Upon Default. If an Event of Default occurs and Holder does not exercise its rights under Section 4.b., Holder may exercise any and all rights and remedies available under applicable law. In connection with exercising Holder’s rights under Section 4.b or this Section 4.c, Debtor shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Holder in collecting or attempting to collect the indebtedness due under this Note or exercising its rights under Section 4.b. Debtor expressly waives notices of default, notices of nonpayment or dishonor, presentment, protest, or other notices or demands of any kind.

5.     Miscellaneous.

a.       Notice. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by commercial overnight courier, or mailed by certified mail, postage prepaid, return receipt requested, or via electronic mail, to the respective addresses for the Debtor and Holder set forth below:

If to Debtor:	New York Bodega Cats, Inc.
Attn: President
450 Main Street Unit 1715
Park City, UT 84060
Email: ______________

If to Holder:	The Crown League, LLC
Attn: Manager
450 Main Street Unit 1715
Park City, UT 84060
Email: ______________

Any such notice or other communication shall be deemed received and effective upon the earlier of (a) if personally delivered, the date of delivery to the address of the person to receive such notice; (b) if delivered by commercial overnight carrier, one day following the receipt of such communication by such carrier from the sender, as shown on the sender’s delivery invoice from such carrier; and (c) if delivered by electronic mail, when sent. Any reference herein to the date of receipt, delivery, or giving, as the case may be, of any notice or other communication shall refer to the date such communication becomes effective under the terms of this section. Notice of change of address shall be given by written notice in the manner detailed in this section. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to constitute receipt of the notice or other communication sent.

b.       Waiver. This Note and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or termination is sought. No delay in enforcing or failure to enforce any right under this Note by Holder shall constitute a waiver by Holder of such right. Debtor waives presentment, demand, protest, notice of protest, notice of nonpayment or dishonor and all other notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. Holder’s acceptance of partial or delinquent payments or the failure of Holder to exercise any rights shall not constitute (a) a waiver of any obligation of Holder, or any right of Holder, (b) a modification of this Agreement, or (c) a waiver of any other similar default. In addition, Debtor waives any rights to setoffs or counterclaims with respect to this Note and any amounts due hereunder, which it may have against the Holder, now or in the future.

c.       Entire Agreement. This Note contains the entire and complete understanding between the parties concerning its subject matter and all representations, agreements, arrangements and understandings between or among the parties, whether oral or written, have been fully merged herein and are superseded hereby, except for representations, agreements, arrangements and understandings between or among the parties made pursuant to any other agreement entered into in connection therewith and herewith. This Agreement may be modified only by a writing signed by both parties.

d.       Successors & Assigns. The rights and obligations of the parties hereunder shall inure to the benefit of and shall be binding upon their successors and assigns. Debtor may not assign this Note without the prior written consent of Holder.

e.       Severability. Every provision of this Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

f.       Governing Law; Venue; Attorneys’ Fees. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law; and the courts of Park City, Utah shall have sole and exclusive jurisdiction over any action or proceeding brought under or pursuant to this Note. Upon default, the breaching party agrees to pay to the non-breaching party reasonable attorneys' fees, plus all other reasonable expenses, incurred by the non-breaching party in exercising any of the non-breaching party’s rights and remedies under this Note.

g.       Facsimile Signatures. A facsimile signature by any party shall be acceptable and shall result in this Agreement being valid and enforceable against such party.

[SIGNATURE PAGE TO SHARE ACQUISTION LOAN]

“Holder”	“Debtor”

THE CROWN LEAGUE, LLC	NEW YORK BODEGA CATS, INC.

By:	By:
Dan Nissanoff, CEO of CrownThrown Inc.,	Steven Glassman, President
Managing Member of The Crown League, LLC

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